UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 9, 2007

PROGRESSIVE GAMING INTERNATIONAL CORPORATION

(Exact Name of Registrant as Specified in Charter)

NEVADA	000-22752	88-0218876
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

920 Pilot Road

Las Vegas, Nevada 89119

(Address of Principal Executive Offices)

(702) 896-3890

(Registrants telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

Item 8.01	Other Events.

On February 9, 2007, Progressive Gaming International Corporation (formerly known as Mikohn Gaming Corporation) (the “Company”) provided an update regarding an ongoing litigation matter entitled Derek Webb, et al (“Webb”) v. Mikohn Gaming Corporation. The pending case alleged that the Company engaged in attempted monopolization in 1998 and 1999. In a jury verdict, the plaintiff has been awarded the sum of $13 million for his claims, which amount will be trebled in accordance with applicable law. The Company intends to file post-trial claims for relief and, if necessary, initiate the appeals process. The Company does not expect final conclusion of these matters until at least 2008.

Forward Looking Statements

This report contains forward-looking statements, including statements regarding the Company’s anticipated activities in response to the jury verdict and the anticipated conclusion date for the matter. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, the risk that the court upholds the jury verdict and/or rejects the Company’s post-trial efforts, as well as the risk that any appeals made in this matter will be denied, and the risk that the jury verdict becomes final earlier than anticipated. For a discussion of these and other factors which may cause actual events or results to differ from those projected, please refer to the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or anticipated or unanticipated events or circumstances as they occur.

2.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Progressive Gaming International Corporation

	By:	/s/ Heather A. Rollo
Date: February 12, 2007		Heather A. Rollo
Executive Vice President, Chief Financial Officer and Treasurer

3.